Exhibit 5.1

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: +1.714.540.1235 Fax: +1.714.755.8290
www.lw.com

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January 31, 2023

Boxed, Inc.

61 Broadway, Floor 30

New York, NY 10006

Re:       Registration Statement on Form S-3; 14,000,000 shares of Common Stock, $0.0001 par value per share

To the addressee set forth above:

We have acted as special counsel to Boxed, Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (as amended, the “Registration Statement”), including a prospectus (the “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating to the resale from time to time by the selling securityholders named in the Prospectus of up to 14,000,000 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”) issuable upon the exercise of outstanding warrants (the “Warrants”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (“DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holders of the Warrants, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.

January 31, 2023

In rendering the foregoing opinion, we have assumed that: (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL; (ii) the Warrants have been duly executed and delivered by the Company and, under the internal laws of the State of New York, constitute valid and legally binding obligations of the Company; and (iii) upon the issue of any of the Shares, the total number of shares of Common Stock then issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its certificate of incorporation.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP